Exhibit 10.7(i)

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of May 1, 2004, by and between Weijie Yun (the “Employee”) and Telegent Systems, Inc., a Cayman Islands company (the “Company”).

R E C I T A L S

A. The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a termination of employment.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment with the Company.

C. The Board believes that it is imperative to provide the Employee with certain benefits upon termination of the Employee’s employment, which benefits are intended to provide the Employee with financial security and provide sufficient encouragement to the Employee to remain with the Company.

D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.

E. Certain capitalized terms used in the Agreement are defined in Section 3 below.

In considering of the mutual covenants contained in this Agreement, and in consideration of the continuing employment of the Employee by the Company, the parties agree as follows:

1. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any benefits, other than as provided by this Agreement, or as may otherwise be available in accordance with the terms of the Company’s established employee plans and written policies at the time of termination. The terms of this Agreement shall terminate upon the earlier of (i) the date on which Employee ceases to be employed as an employee of the Company, other than as a result of a termination by the Company without Cause or an Involuntary Resignation or (ii) the date that all obligations of the parties hereunder have been satisfied. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the provision of benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

2. Termination Benefits.

(i) Prior to a Change of Control. Subject to Section 4 below, if the Employees’s employment with the Company is terminated at any time prior to a Change of Control, then the Employee shall be entitled to receive benefits as follows:

(a) Voluntary Resignation or Termination for Cause. If the Employee voluntarily resigns from the Company (other than as an Involuntary Resignation (as defined below) or if the Company terminates the Employee’s employment for Cause (as defined below)), then the Employee shall not be entitled to receive any acceleration of vesting or any other severance benefits. The Employee’s benefits will be terminated under the Company’s then existing benefits plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

(b) Involuntary Resignation or Termination without Cause. If the Employee resigns as a result of an Involuntary Resignation or if the Company terminates the Employee’s employment without Cause, then Employee shall be entitled to the following benefits subject to the execution of a mutually acceptable separation agreement including a general release of claims with respect to the Company or its successor and related parties:

(1) Acceleration of Vesting. The vesting of any stock option or restricted stock then held by Employee shall automatically be accelerated as though Employee maintained his employment or consulting relationship with the Company for a period of 6 months following the date of such Involuntary Resignation or termination. Apart from the foregoing, each such option shall be exercisable in accordance with the provisions of the option agreement and plan pursuant to which such option was granted.

(2) Severance. A cash payment in an amount equal to six (6) months of the sum of the Employee’s then current base salary and pro-rated portion of his target annual bonus, if any, subject to the execution of a mutually acceptable separation agreement including a general release of claims with respect to the Company or its successor and related parties;

(3) Benefits. The Employee shall be entitled to continue his health insurance benefits at the same level of coverage as was provided to such employee immediately prior to such termination (“Health Care Coverage”) by electing COBRA continuation coverage, provided the Company is subject to COBRA at the time of Employee’s termination of employment. Should the Employee elect COBRA, the Company shall pay 100% of Employee’s health care coverage premiums for 6 months (“Premiums”). If such Health Care Coverage included the Employee’s dependents immediately prior to such termination, the Company shall pay 100% of such dependent’s premiums. If the Employee (or a dependent of Employee) is eligible for further COBRA coverage (in excess of 6 months), Employee shall maintain such coverage at his sole expense. In the event of the Company is not subject to COBRA at the time of Employee’s termination of employment, the Employee shall be entitled to reimbursement of his premium cost for individual health insurance coverage up to the amount the Company would have paid as Premium under this paragraph had the Company been subject to

COBRA. The Company shall cease to pay the Premiums for the Employee and his dependents if Employee and his dependents become covered under another employer’s group health plan which provides Employee and his dependents with comparable benefits and levels of coverage and which does not contain any exclusion or limitation with respect to any pre-existing condition of the Employee or his dependents. The Company shall not cancel already existing life insurance policies or disability insurance policies, provided that the Employee continues such policies at the Employee’s expense, and further provided that the continuation of such policies is permitted by the policies and the insurers.

(ii) Upon or After a Change of Control. Subject to Section 4 below, if the Employee’s employment with the Company is terminated upon or at any time within 12 months after a Change of Control, then the Employee shall be entitled to receive benefits as follows:

(a) Voluntary Resignation or Termination for Cause. If the Employee voluntarily resigns from the Company (other than as an Involuntary Resignation (as defined below) or if the Company terminates the Employees’s employment for Cause (as defined below)), then the Employee shall not be entitled to receive any acceleration of vesting or any other severance benefits. The Employee’s benefits will be terminated under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

(b) Involuntary Resignation or Termination without Cause. If the Employee resigns as a result of an Involuntary Resignation or if the Company terminates the Employee’s employment without Cause, then Employee shall be entitled to the following benefits subject to the execution of a mutually acceptable separation agreement including a general release of claims with respect to the Company or its successor and related parties:

(1) Acceleration of Vesting. The vesting of any stock option or restricted stock then held by Employee shall automatically be accelerated as though Employee maintained his employment or consulting relationship with the Company for a period of 12 months following the date of such Involuntary Resignation or termination. Apart from the foregoing, each such option shall be exercisable in accordance with the provisions of the option agreement and plan pursuant to which such option was granted.

(2) Severance. A cash payment in an amount equal to 12 months of the sum of the Employee’s then current base salary and target annual bonus, if any;

(3) Benefits. The Employee shall be entitled to continue his health insurance benefits at the same level of coverage as was provided to such immediately prior to such termination (“Health Care Coverage”) by electing COBRA continuation coverage, provided the Company is subject to COBRA at the time of Employee’s termination of employment. Should the Employee elect COBRA, the Company shall pay 100% of Employee’s health care coverage premiums for 12 months (“Premiums”). If such Health Care Coverage included the Employee’s dependents immediately prior to such termination, the Company shall pay 100% of such dependent’s premiums. If the Employee (or a dependent of Employee) is eligible for further COBRA coverage (in excess of 12 months), Employee shall maintain such coverage at his sole expense. In the event the Company is not subject to COBRA at the time of Employee’s termination of employment, the Employee shall be entitled to reimbursement of his premium cost for individual health insurance coverage up to the amount the Company would have paid as Premiums under this paragraph had the Company been subject to COBRA. The Company shall cease to pay the Premiums for the Employee and his dependents if Employee and his dependents become covered under another employer’s group health plan which provides Employee and his dependents with comparable and levels of coverage and which does not contain any exclusion or limitation with respect to any pre-existing condition of the Employee or his dependents. The Company shall not cancel already existing life insurance policies or disability insurance policies, provided that the Employee continues such policies at the Employee’s expense, and further provided that the continuation of such policies is permitted by the policies and the insurers.

(iii) Disability. If the Employee’s employment with the Company terminates as a result of the Employee’s Disability, then the Employee shall not be entitled to receive severance or other benefits in this Agreement, except for those (if any) as may be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.

(iv) Death. In the event that Employee’s employment is terminated due to the Employee’s death, then the Employee shall not be entitled to receive severance or other benefits in this Agreement, except for those (if any) as may be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.

3. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law or any agreement with the Company regarding the confidentiality and ownership of the Company’s proprietary information and inventions; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company.

(b) Involuntary Resignation. “Involuntary Resignation” shall mean Employee’s voluntary resignation, upon 30 days prior written notice to the Company, following (i) reduction of Employee’s then current total compensation by more than 10%, or (ii) Employee’s refusal to relocate to a location more than 30 miles from the Company’s current location.

(c) Change of Control. “Change of Control” shall mean a merger or consolidation of the Company, or a sale of all or substantially all of the stock or assets of the Company other than pursuant to a transaction which would result in the voting securities of the

Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power of the Company or such surviving entity immediately after such transaction; provided, however, that a transaction or a series of transactions involving the sale of stock by the Company for the primary purpose of raising working capital shall not be considered a Change of Control.

4. Limitation on Payments.

(a) In the event that the severance benefits provided for in this Agreement to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s benefits under Section 2 shall be payable either: (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of benefits under Section 2, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

(b) The payment of severance benefits provided for in this Agreement shall be subject to all applicable income, employment and social tax rules and regulations.

5. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, or sent via email with confirmation of receipt, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to the Employee shall be addressed to the Employee at the home address which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

7. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provisions of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the San Jose, California, in accordance with the rules of the American Arbitration Association then in effect. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Punitive damages shall not be awarded.

(g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

(h) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instruments.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

TELEGENT SYSTEMS, INC.		EMPLOYEE

By:	/s/ Samuel Sheng	/s/ WEIJIE YUN
Signature

Title:	CTO / VP of RF Engineering	WEIJIE YUN
Print Name

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT